Strategic Actions Update Exchange of GP economic interests completes the announced plan  Announced December 15, 2017 and expected to close Feb. 1, 2018 subject to the completion of refining logistics assets and fuels distribution services dropdown – Transaction represents one of the fastest paths to accretion compared with similar GP transactions • Result of rapid growth of GP/IDR cash flows in status-quo scenario – Expected to be accretive to MPLX distributable cash flow (“DCF”) attributable to common unitholders on a per unit basis in the third quarter and for the full year 2018 • Exchanges MPLX GP/IDR cash distribution requirements to MPC for limited partner unit distributions • Compares pre and post exchange on DCF per unit available to common unitholders basis • Pre-exchange basis allocates to LP DCF the maximum amount which is distributable per partnership agreement • In the high splits, total excess cash flow is allocated equally to LP and GP DCF - beyond actual distributions • Post exchange basis eliminates the fully distributed GP/IDR take which results in an increase to total cash flow allocated to LP DCF – Supports attractive long-term distribution growth rate and lower cost of capital for MPLX • Continue to forecast double-digit distribution growth for 2018 All transactions subject to closing conditions including tax and other regulatory clearances.